EXHIBIT 10.1
AMENDED AND RESTATED
VERTIV HOLDINGS CO
EXECUTIVE EMPLOYMENT POLICY
Effective September 12, 2023

1.Purpose. This Executive Employment Policy (the “Policy”) is maintained by Vertiv Holdings Co (the “Company”). The purpose of this Policy is to set forth the terms and conditions which shall govern the employment of certain eligible executives by the Company following the Transaction (as defined below).

2.Effective Date. The terms and conditions of this Policy shall become effective as to an executive upon the executive’s entry into an offer letter incorporating the Policy (such date, the “Effective Date”). On the Effective Date, this Policy shall supersede and replace all employment agreements previously entered into by the executive with the Company for the benefit of its executives.

3.Application. This Policy applies solely to individuals who are eligible executives of the Company.

4.Employment. Subject to all the terms and conditions of this Policy and an executive’s offer letter, the employment relationship shall continue to be at will, terminable by either party at any time and for any reason, with or without cause.

5.Position and Duties.

(a)Employment with the Company. Executives shall be employed by the Company and shall perform the duties and responsibilities of their position and such other duties and responsibilities as the Chief Executive Officer of the Company shall assign them from time to time, including duties and responsibilities relating to the Company’s wholly-owned and partially owned subsidiaries, and other affiliates; provided, that such duties and responsibilities of the Chief Executive Officer shall be assigned by the Board of Directors of the Company (the “Board”).

(b)Performance of Duties and Responsibilities; Location. Executives shall observe and comply with all applicable policies of the Company and directives promulgated from time to time by the Board that are not inconsistent with this Policy. Without limiting the foregoing, executives are subject to the Company’s stock ownership guidelines as in effect from time to time. Executives shall serve the Company faithfully and to the best of their ability and shall devote full working time, attention and efforts to the business of the Company during their employment with the Company hereunder. While executives are employed by the Company, they shall report to the Chief Executive Officer, except that the Chief Executive Officer of the Company shall report to the Board. No executive shall be under any contractual or legal commitments that would prevent them from fulfilling his or her duties and responsibilities as set forth in this Policy. During his or her employment with the Company, no executive shall accept other employment or engage in other material business activity, except as may be approved in writing by the Board. Executives may participate in charitable activities and personal investment activities to a reasonable extent, and may serve as directors of business organizations as approved by the Board, so long as such activities and directorships are consistent with the Company’s Corporate Governance Guidelines, as amended from time to time, and do not interfere with the performance of their duties and responsibilities hereunder. The principal office location of each executive shall be the Company’s offices or such other location as specified in the executive’s offer letter.

(c)Board. The Board may appoint certain executives to serve as members of the Board. Thereafter, during the term of an executive’s employment and subject to the annual approval of the Corporate Governance and Nominating Committee of the Board in accordance with its duties and responsibilities, such executives may be nominated for election to the Board, subject to meeting certain conditions as set forth by the Board or the Corporate Governance and Nominating Committee of the Board. An executive’s service as a member of the Board shall terminate automatically upon the termination of the executive’s employment with the Company for any reason. As a condition to any executive’s appointment to the Board, the executive shall submit an irrevocable resignation letter pursuant to which the executive shall agree to resign from the Board and all applicable committees thereof (and all applicable subsidiary boards and committees) effective automatically and immediately upon the termination of his or her employment with the Company for any reason.

6.Compensation.

(a)Incentive Bonus and Equity Awards.

(i)Sign-On Equity Awards. Subject to the approval of the Board or a committee thereof, an eligible executive may be eligible to receive restricted stock unit awards or stock options (“Sign-On Equity Grants”) upon hire under the Company’s 2020 Stock Incentive Plan (the “Omnibus Plan”). Any Sign-On Equity Grants shall be subject to the terms and conditions of the Omnibus Plan and forms of award agreements attached hereto as Exhibit A.

(ii)Equity Awards. Eligible executives shall be entitled to participate in such equity-based-compensation plans of the Company and its affiliates in effect from time to time as approved by and at the discretion of the Compensation Committee of the Board (the “Committee”). All such awards shall be granted pursuant to the Company’s standard form of equity-award agreements as used under the Omnibus Plan from time to time, in each case, as approved by the Committee.

(iii)Annual Performance-Based Bonus. Eligible executives shall be eligible to earn an annual bonus under the Company’s Annual Incentive Plan (the “Annual Bonus”) based upon the achievement of such corporate and individual performance goals and other criteria that are established by the Committee. The Annual Bonus, if earned, shall be paid in accordance with Company practices and any guidelines issued for that given Annual Bonus year. The Annual Bonus, if earned, shall be pro-rated for any partial years of employment.

(b)Benefits. Executives shall be entitled to participate in all employee benefit plans and programs of the Company that are available to executive officers generally to the

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extent that they meet the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and any executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. In addition, the executives recognize that the Company has the right, in its sole discretion, to amend, modify or terminate any employee benefit plan or program in accordance with its terms.

(c)Expenses. The Company shall reimburse executives for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by executives in the performance of their duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expenses, expense verification and documentation.

(d)Vacations and Holidays. Executives shall be entitled to such vacation and holiday benefits as the Company establishes by policy from time to time. Executives shall coordinate their vacation schedule with the Company so as not to impose an undue burden on the Company.

7.Subsidiaries. As used in this Policy, “Company” shall include the Company and each corporation, limited liability company, partnership, or other entity that is controlled by the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests), provided, however, that an executive’s title need not be identical for each of the affiliated entities nor the same as that for the Company.

8.Confidential Information and Other Agreements. During an executive’s employment and following any termination of the executive’s employment for whatever reason thereafter, each executive shall strictly maintain the confidentiality of the Company’s propriety information concerning its business, customers and clients (the “Proprietary Information”), however stored or memorialized. Such Proprietary Information includes, without limitation, trade secrets, marketing, financial information, product plans, customer lists, marketing plans, strategic planning, systems, manuals, and other proprietary or other information which is not generally known to the public. All Proprietary Information which the executive has or will become familiar with and acquire knowledge of as a result of his or her employment by the Company are the property of the Company, and following the termination of the executive’s employment for any reason, all Propriety Information shall be considered to be owned by the Company and kept as the private records of the Company and will not be divulged to any firm, individual, or institution, or used to the detriment of the Company. Should the disclosure of any Proprietary Information be required of an executive (i) in response to any summons or subpoena,
(ii) in connection with any litigation, or (iii) in order to comply with any law, order, regulation, request of any government or regulatory agency or ruling applicable to an executive, prior to making any disclosure the executive agrees to inform the Company of any such request or compelled disclosure as soon as possible, and, to the extent possible, afford the Company the opportunity to contest such disclosure. Notwithstanding, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an

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individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Additionally, nothing in this Policy prohibits an executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Each executive acknowledges that he or she does not need the prior authorization of the Company to make any such reports or disclosures and that he or she is not required to notify the Company that he or she has made such reports or disclosures.

9.Restrictive Covenants.

(a)Non-Compete. During an executive’s employment and for the shorter of
(i) twelve (12) months or (ii) the length of the period of time corresponding to the executive’s position within the Company at the date of termination, as set forth in Schedule 1 hereto (“Applicable Continuation Period”) following any termination of the executive’s employment for whatever reason, no executive shall directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity, or perform services for, or in any manner engage in any Competing Business in any geographic territory in which the Business has been conducted in the two (2) year period preceding the executive’s termination. Nothing herein shall prohibit any executive from (i) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) accepting employment with any federal or state government or governmental subdivision or agency.in an executive, managerial or administrative capacity

(b)Definitions. For purposes of this Policy:

(i)“Business” means the provision of mission critical equipment for vital applications in data centers, communication networks, and commercial and industrial environments throughout the United States and abroad through various Subsidiaries, including, but not limited to, design, engineering, manufacturing, and sales of products, services and software to Customers throughout the world;

(ii)“Competing Business” means any individual, including an executive covered by this Policy, corporation, limited liability company, partnership, joint venture, association or other entity, regardless of form, that is directly engaged in whole or in relevant part in any business or enterprise that is the same as, or substantially the same as, the Business, or that is taking material steps to engage in such business at the time of an executive’s termination; and

(iii)“Customers” means those individuals, companies, or other entities for whom the Company (including its predecessor in the Transaction) or any Subsidiary has

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provided or does provide products or services in connection with the Business in the one (1) year period preceding an executive’s termination.

(c)Non-Solicit. During an executive’s employment and, following any termination of an executive’s employment for whatever reason thereafter, for the shorter of
(i) twelve (12) months or (ii) the length of the Applicable Continuation Period, no executive shall directly or indirectly through another Person (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (B) hire any Person who was an employee of the Company at any time during the twelve-month period immediately following the termination of the executive’s employment with the Company; or (C) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or its personnel). Notwithstanding the foregoing, nothing in this Policy shall prohibit an executive from employing an individual (1) with the consent of the Company or
(2) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee (or former employee, as described above) of the Company.

(d)Non-disparagement. No executive shall make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, any disparaging oral or written statements about the Company, or their products or services. No executive shall post any such statements on the internet or any blog or social networking site. The Company shall not (via any authorized public statement) and shall cause its executive officers and members of the Board to not make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, any disparaging oral or written statements about any executive or their performance with the Company. The Company shall not, and shall direct its executive officers, members of the Board, or any executive, respectively, to not, post any such statements on the internet or any blog or social networking site. The foregoing shall not be violated by (i) truthful statements by the Company, any executive or the executive officers or members of the Board in response to an internal investigation, legal process, governmental investigation, inquiry, request for information, testimony or filings, or administrative, court or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) the Company, any executive or the executive officers or members of the Board rebutting false or misleading statements made by others, (iii) actions taken by any executive or the executive officers or members of the Board, or statements made by any executive or the executive officers or members of Board, in the good faith performance of their respective duties to the Company, or (iv) any disclosure made by the Company in a filing required to be made with the Securities and Exchange Commission. Nothing in this Section 9(d) or any other provision of this Policy shall be construed or enforced in a manner that would interfere with any executive’s or the Company’s (or executive officers’ or members of the Board’s) rights under the National Labor Relations Act, if any, to discuss or comment on the terms and conditions of any executive’s employment.

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(e)Extension of Applicable Continuation Period. Notwithstanding any other provision hereof, the Compensation Committee may, at the request of the Chief Executive Officer of the Company, extend the Applicable Continuation Period as to an executive.

(f)Reasonableness of Scope and Duration. The covenants in this Section 9 are, taken as a whole, reasonable with respect to the activities covered and their geographic scope and duration, and no executive shall raise any issue of the reasonableness of the areas, activities or duration of any such covenants in any proceeding to enforce any such covenants. No executive shall be obligated to seek other employment or otherwise take steps to mitigate or reduce the amounts payable or arrangements provided for under this Policy, and the obtaining of any such other employment shall not reduce any of the Company’s obligations under this Policy.

(g)Enforceability. The Company may not be adequately compensated by damages for a breach of any of the covenants contained in this Section 9, and the Company shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. The covenants contained in this Section 9 shall be construed as separate covenants, and if any court shall finally determine that the restraints provided for in such covenants are too broad as to the area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable, and such covenants shall be enforced as to such reduced area, activity or time.

10.Intellectual Property.

(a)Disclosure and Assignment. Each executive shall transfer and assign to the Company (or its designee) all of his or her rights, titles, and interests in and to every idea, concept, invention, trade secret and improvement (whether patented, patentable or not) conceived or reduced to practice by the executive whether solely or in collaboration with others while the executive is employed by the Company, whether or not conceived or reduced to practice during the regular hours of the executive’s employment (collectively, “Creations”) and all copyrighted or copyrightable matter created by the executive whether solely or in collaboration with others while the executive is employed by the Company that relates to the Company’s business (collectively, “Works”) whether or not created during the regular hours of the executive’s employment. Each executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Work and Creation. Every copyrightable Work, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to any executive or anyone claiming through any executive.

(b)Trademarks. All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during any executive’s employment (whether or not developed by the executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by any executive solely or jointly during the executive’s employment by the Company and relating to its business shall be owned exclusively by the

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Company. No executive shall have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

(c)Documentation. Each executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute, defend and enforce such registration applications and other documents it deems useful to protect or enforce its rights hereunder.

11.Termination of Employment.

(a)An executive’s employment with the Company shall terminate immediately upon:

(i)the executive’s receipt of written notice from the Company of the termination of their employment;

(ii)the Company’s receipt of the executive’s written resignation from the Company, which shall be delivered to the Company at least ninety (90) days prior to such resignation;

(iii)the executive’s Disability (as defined in the Omnibus Plan); or

(iv)the executive’s death.

(b)The date upon which an executive’s termination of employment with the Company occurs shall be the executive’s “Termination Date.”

12.Payments upon Termination of Employment.

(a)If an executive’s employment with the Company is terminated for any reason, the Company shall pay to the executive any accrued but unpaid Base Salary through the Termination Date and any other benefits to which the executive may be entitled under any applicable Company policy, plan or procedure (without duplication of benefits) through the Termination Date, and reimbursement of the executive’s expenses incurred through the Termination Date in accordance with Section 6(c), (collectively, “Accrued Obligations”).

(b)Except in the case of a termination in connection with a “Change of Control” (as defined under the Company’s Change of Control Plan (the “Change of Control Plan”), a form of which is attached hereto as Exhibit C), which is governed by and results in payments under the Change of Control Plan, if an executive’s employment with the Company is terminated by the Company pursuant to Section 11(a)(i) for any reason other than for Cause or by the executive for Good Reason, then the Company shall provide to the executive, subject to Section 12(i) of this Policy, the following:

(i)the Accrued Obligations;

(ii)a cash payment equal to the sum of (A) the executive’s annual rate

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of base salary immediately prior to the termination of employment (the “Base Salary”), multiplied by the multiplier corresponding to the executive’s position within the Company at the date of termination, as set forth in Schedule 1 hereto (the “Applicable Severance Factor”), and (B) an amount equal to the target Annual Bonus in effect for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days from the beginning of the calendar year through the Termination Date and the denominator of which is the number of days in the calendar year in which the Termination Date occurs; provided that the amount determined by the sum of (A) and (B) shall be paid in installments over the Applicable Continuation Period in accordance with the Company’s normal payroll policies;

(iii)    any earned and unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs to be paid in accordance with Company practices and any guidelines issued for that given Annual Bonus year;

(iv)    the Long-Term Incentive Awards previously granted to the executive that are unvested as of the Termination Date (“Unvested Equity Awards”) shall vest in accordance with, and otherwise be governed by, the terms of each equity award agreement to which the executive is subject; and

(v)    in the event that the executive timely elects medical and dental coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the executive for his or her cost of COBRA coverage for the shorter of (i) twelve (12) months or (ii) the length of the Applicable Continuation Period following the Termination Date.

For purposes of this Section 12(b), “Long-Term Incentive Award” shall mean any award of stock or restricted stock, stock options, restricted stock units, phantom stock, performance awards or stock appreciation rights, the vesting of which is subject to the passage of time of more than twelve (12) months or the achievement of any performance criteria measured over a performance period of more than twelve (12) months.

(c)A termination by an executive for “Good Reason” shall mean a termination based on:

(i)the assignment to the executive of different job responsibilities that results in a material decrease in the level of responsibility (including reporting responsibilities);

(ii)in the case of the Chief Executive Officer of the Company, removal from, or a failure to nominate the executive for election (and re-election) to, the Board;

(iii)a material reduction by the Company in the executive’s Base Salary and/or target Annual Bonus opportunity;

(iv)the requirement that the executive be based more than fifty (50) miles from where the executive’s office is then located, except for required travel on Company business; or

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(v)the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) its agreement to all protections in this Policy.

Provided, however, that the foregoing events shall not be deemed to constitute Good Reason unless (x) the executive has notified the Company in writing of the occurrence of such event(s) within sixty (60) days of such occurrence, (y) the Company has failed to have cured such event(s) (if curable) within thirty (30) days of its receipt of such written notice, and (z) the executive terminates employment within thirty (30) days of the expiration of the time within which the Company has to cure and such occurrence is uncured.

(d)    If an executive’s employment with the Company is terminated by reason of the executive’s death or Disability, the Company shall pay to the executive or the executive’s beneficiary or estate, as the case may be, the Accrued Obligations, any earned and unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, and a pro-rata portion of the executive’s Annual Bonus for the fiscal year in which the Termination Date occurs, subject to the achievement of applicable performance measures and paid at the same time as bonuses are paid to other executives generally but in no event later than March 15th following the year in which the Termination Date occurs.
(e)    “Cause” hereunder shall mean:

(i)    gross negligence, willful failure to perform, or willful misconduct in connection with the performance of an executive’s duties that results in material harm to the business of the Company;

(ii)    conviction of a criminal offense (other than minor traffic offenses);

(iii)    material breach of any term of any agreement between an executive and the Company, including any employment, consulting or other services, confidentiality, intellectual property, non-competition or non-disparagement agreement;

(iv)    violation in any material respect of the code of conduct generally applicable to executive officers, including, but not limited to, the Company’s Code of Ethics and Business Conduct;

(v)    acts or omissions involving willful or intentional malfeasance or misconduct that is materially injurious to the Company, its business, reputation, prospects, or otherwise; or

(vi)    commission of any act of fraud, willful destruction of Company property, or embezzlement against the Company.

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(f)    “Disability” hereunder shall have the same meaning as contained in the
Omnibus Plan.

(g)    Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Section 12 of this Policy other than for the payment of Base Salary through the Termination Date unless the terminating executive has signed a full release of claims against the Company substantially in the form attached hereto as Exhibit B, all applicable consideration periods and rescission periods provided by law shall have expired, and the executive is in strict compliance with the terms of this Policy and any other agreements with the Company as of the dates of the payments. Within five (5) business days of the Termination Date, the Company shall deliver to the terminating executive the release for the executive to execute. The terminating executive will forfeit all rights to the payments provided pursuant to Section 12, other than for the payment of the Accrued Obligations, and any equity acceleration provided in any equity award agreements to which the executive is subject unless the executive executes and delivers to the Company the release within thirty (30) days of delivery of the release by the Company to the executive and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). The Company shall have no obligation to provide the payments pursuant to Section 12(b) or any acceleration of equity prior to the Release Effective Date. Payments will commence with the next regular payroll date that occurs more than three (3) business days after the Release Effective Date, with any payment that would have been made but for the Release Effective Date not having occurred being made at that time, provided, however, that if the length of the five (5) business day release delivery date, plus the thirty (30) day or any other applicable review period, plus any revocation period, each as described above or in the release described above, begins in one taxable year and ends in the next taxable year, the Release Effective Date will not occur until the next taxable year.

(h)    With respect to payments provided pursuant to Section 12, and subject to the terminating executive’s execution and non-revocation of a full release of claims as set forth in Section 12(g), in no event shall a terminating executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the executive under any of the provisions of this Policy, nor shall the amount of any payment hereunder be reduced by any compensation earned by the executive as a result of employment by another employer.

(i)    To the extent a terminating executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Policy, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 12(i).

(i)    For purposes of Section 409A, a terminating executive’s right to receive installment payments pursuant to this Policy including, without limitation, each severance shall be treated as a right to receive a series of separate and distinct payments.

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(ii)     A terminating executive will be deemed to have a Termination Date for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii)     Notwithstanding any other provision hereof, to the extent a terminating executive is a “specified employee” as defined in Section 409A and the final regulations promulgated thereunder, and any portion of the executive’s severance pay is not exempt from Section 409A, but would otherwise be payable within the first six (6) months following the date of the executive’s date of termination, such severance pay will not be paid to the executive until the first payroll date of the seventh (7th) month following the date of termination.

(iv) (A) Any amount that a terminating executive is entitled to be reimbursed under this Policy will be reimbursed to the executive as promptly as practical and in any event not later than the last day of the fiscal year after the fiscal year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v) Whenever a payment under this Policy specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.    Return of Property. Upon termination of a terminating executive’s employment with the Company, the executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in the executive’s possession or under the executive’s control.

14.    Remedies. In the event of any actual or threatened breach of this Policy, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Any such action shall only be brought in a court of competent jurisdiction in Delaware, and the parties consent to the jurisdiction, venue and convenience of such courts.

15.    IRC 280G “Net Best”. Notwithstanding anything to the contrary in this Policy, to the extent that the payment and benefits to be provided under this Policy and any payments and benefits provided to any executive or for any executive’s benefit under any other Company plan or agreement (collectively, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit (taking all income, employment and excise taxes into account) received by the executive shall exceed the net after-tax benefit that would be received by the executive if no such reduction was made.

16.     Miscellaneous.

(a)    Governing Law.    This Policy shall be governed by, subject to, and construed in accordance with the laws of Delaware without regard to conflict of law principles.

(b)    Dispute Resolution. To the extent permitted by law, any dispute arising between any executive and the Company, including whether any provision of this Policy has been breached, shall be resolved through confidential mediation, or confidential binding arbitration in accordance with an Arbitration Agreement to be entered into in the form attached hereto as Exhibit D (“Arbitration Agreement”). Any such dispute shall initially be submitted for resolution to a neutral mediator, mutually selected by the parties. If such dispute is not resolved to the satisfaction of the parties, or the parties cannot agree upon a mediator, then it shall be submitted for resolution in accordance with the Arbitration Agreement. The parties agree to keep confidential both the fact that any mediation/arbitration has or will take place between them, all facts related thereto, and any resolution thereunder. Any resolution reached via mediation or award of an arbitrator shall be final and binding on the parties.

(c)    Indemnification Agreement. Executives shall enter into the Company’s customary Indemnification Agreement for directors and officers in the form attached hereto as Exhibit E.

(d)    Amendments. No amendment or modification of this Policy shall be deemed effective unless made in writing and signed by the parties hereto.

(e)    No Waiver. No term or condition of this Policy shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)    Assignment. The Company may assign its rights and obligations under this Policy (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any assignment by the Company pursuant to this Section 16(f), the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Policy. In the event of an executive’s death, all amounts due to the executive (including under Section 12, subject in such event to the legal representative of the executive’s estate satisfying the requirement of a full release of claims provided in Section 12(g) if the executive had not done so) shall be paid to the executive’s estate or beneficiary, as the case may be.

(g)    Deductions and Withholdings. Any amount payable to an executive pursuant to this Policy shall be subject to deductions and withholdings as required by applicable law.

(h)    Severability. To the extent that any portion of any provision of this Policy shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Policy shall be unaffected and shall continue in full force and effect.

(i)    Survival. The terms and conditions set forth in Sections 5(c), 8, 9, 10, 13, 14, 15 and 16 of this Policy, and any other provision that continues by its terms, shall survive the termination of an executive’s employment for any reason.

(j)    Captions and Headings. The captions and paragraph headings used in this Policy are for convenience of reference only and shall not affect the construction or interpretation of this Policy or any of the provisions hereof.

(k)    Notices. Any notice required or permitted to be given under this Policy shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail,

postage prepaid, if to the Company, to Chief Human Resources Officer at the Company’s principal place of business, and if to an executive, at the executive’s home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

POLICY ACKNOWLEDGMENT AND RECEIPT

I have received a copy of the Executive Employment Policy, have read and been informed about the contents, requirements and expectations set forth therein, and agree to abide by the policy guidelines as a condition of my employment with the Company.

EXECUTIVE

By:

[Name]

Schedule 1

Title	Applicable Severance Factor	Applicable Continuation Period
Chief Executive Officer	1	12 months
Other Executives	1	12 months

Schedule - 1

Exhibit A

Forms of Award Agreement

A-1

Exhibit B

Form of Separation Agreement

B-1

Exhibit C

Change of Control Plan

C-1

Exhibit D

Form of Arbitration Agreement

D-1

Exhibit E

Form of Indemnification Agreement

E-1